                                  EXHIBIT 99.3

                              SIERRA ON-LINE, INC.

                               STOCK OPTION GRANT

Optionee:                                     Kenneth A. Williams

Total Options Granted:                        20,000 shares

Exercise Price Per Share:                     $10.75

Date of Grant:                                March 31, 1993

Vesting Period:                               5 years

Expiration Date:                              March 31, 2003

Type of Stock Option:                         NQSO

1. Grant of Option. Sierra On-Line, Inc., (Company), a Delaware corporation, hereby grants to the optionee named above (Optionee) an option (Option) to purchase the total number of shares of common stock of the Company set forth below (Shares) at the exercise price per share set forth above (Exercise Price), subject to all of the terms and conditions of this Grant.

2. Exercise Period of Option. Subject to the terms and conditions of this Grant, this Option will become exercisable as to portions of the Shares as follows:

                                                                  Number
         On or After:                  But Before:                of Shares:
         ------------                  -----------                ----------
         March 31, 1994                March 31, 2003               4,000
         March 31, 1995                March 31, 2003               4,000
         March 31, 1996                March 31,2003                4,000
         March 31, 1997                March 31, 2003               4,000
         March 31, 2003                March 31, 2003               4,000

                                    Total Number of Shares:         20,000

         provided, however, that this Option will expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date.

3. Restrictions on Exercise. Exercise of this Option is subject to the following limitations:

         (a) This Option may not be exercised unless the exercise is in compliance with the Securities Act of 1933, as amended, and all applicable state securities laws and the requirements of any stock exchange or national market system upon which the shares may then be listed, as they are in effect on the date of exercise. The Company shall be under no obligation to register the Shares with the Securities and Exchange Commission or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or national market system and the Company shall have no liability for any inability or failure to do so.

         (b) This Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which this Option is then exercisable.

4. Termination of Option. Except as provided below in this Section, this Option will terminate and may not be exercised if Optionee ceases to be employed by the Company. Optionee shall be considered to be employed by the Company if Optionee is an officer, director (of the board) or full- time employee of the Company or any Parent, Subsidiary or Affiliate of the Company or if the Compensation Committee determines that Optionee is rendering substantial services as a part-time employee, consultant or independent contractor to the Company or any Parent, Subsidiary or Affiliate of the Company. The Compensation Committee will have discretion to determine whether Optionee has ceased to be employed by the Company and the effective date on which the employment terminated (Termination Date).

         (a) If Optionee ceases to be employed by the Company for any reason except death or disability, this Option, to the extent (and only to the extent) that it would have been exercisable by Optionee on the Termination Date, may be exercised by Optionee within three months after the Termination Date, but in any event no later than the Expiration Date.

         (b) If Optionee's employment with and/or service as a director (of the board) of the Company is terminated because of the death of Optionee or disability of Optionee within the meaning of Section

                 22(e)(3) of the Code, this Option, to the extent that it is exercisable by Optionee on the Termination Date, may be exercised by the Optionee (or Optionee's legal representative) within twelve months after the Termination Date but in any event no later than the Expiration Date.

         Nothing in this Grant will confer on Optionee any right to continue in the employ of the Company or any Parent, Subsidiary or Affiliate of the Company or limit in any way the right of the Company or any Parent, Subsidiary or Affiliate of the Company to terminate Optionee's employment at any time, with or without cause.

5.       Manner of Exercise

         (a) This Option will be exercisable by delivery to the Company of an executed written Notice and Agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company, which will set forth Optionee's election to exercise this Option, the number of Shares being purchased, any restrictions imposed on the Shares and such other representations and agreements regarding Optionee's investment intent and access to information as may be required by the Company to comply with applicable securities laws.

         (b) The notice will be accompanied by full payment of the Exercise Price for the Shares being purchased (i) in cash (by check);
                 (ii) by surrender of shares of common stock of the Company having a fair market value equal to the exercise price of the Option; (iii) where permitted by applicable law and approved by the Compensation Committee in its sole discretion, by tender of a full recourse promissory note having such terms as may be approved by the Compensation Committee; (iv) by waiver of compensation due or accrued to Optionee for services rendered; (v) provided that a public market for the Company's stock exists, through a "same day sale" commitment from Optionee and a broker- dealer that is a member of the National Association of Securities Dealers (a "NASD" Dealer) whereby Optionee irrevocably elects to exercise the option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (vi) provided that a public market for the Company's stock exists, through a "margin" commitment from Optionee and a NASD Dealer whereby Optionee irrevocably elects to exercise the Option and to pledge the Shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to the Company; (vii) by any combination of the foregoing where approved by the Compensation Committee, in its sole discretion. Optionees who are not employees or directors (of the board) of the Company shall not be entitled to purchase Shares with a promissory note unless the note is adequately secured by collateral other than the Shares. Payment may be made in any combination of the foregoing means or those previously available, where approved by the Compensation Committee, in its sole discretion.

         (c) Prior to the issuance of the Shares upon exercise of this Option, Optionee must pay or make adequate provision for any applicable federal or state withholding obligations of the Company.

         (d) Provided that the notice and payment are in form and substance satisfactory to counsel for the Company, the Company will issue the Shares registered in the name of Optionee or Optionee's legal representative.

6. Notice of Disqualifying Disposition of 1SO Shares. If the Option granted to Optionee herein is an 1SO, and if Optionee sells or otherwise disposes of any of the Shares acquired pursuant to the 1SO on or before the later of (1) the date two years after the date of this grant, and (2) the date one year after transfer of the Shares to the Optionee upon exercise of the 1SO, the Optionee will immediately notify the Company in writing of the disposition. Optionee agrees that Optionee may be subject to income tax withholding by the Company on the compensation income recognized by the Optionee from the early disposition by payment in cash or out of the current earnings paid to the Optionee.

7. Compliance with Laws and Regulations. The issuance and transfer of Shares will be subject to compliance by the Company and the Optionee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company's common stock may be listed at the time of the issuance or transfer. Optionee understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange

         Commission, any state securities commission or any stock exchange to effect the compliance.

8. Nontransferability of Option. During the lifetime of Optionee, this Option shall be exercisable only by Optionee. This Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. The terms of this Option will be binding upon the executors, administrators, successors and assigns of the Optionee.

9. Tax Consequences. Set forth below is a brief summary as of the date of this Option of some of the federal and California tax consequences of exercise of this Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. OPTIONEE SHOULD CONSULT A TAX ADVISOR BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

         (a) Exercise of Nonqualified Stock Option. There may be a regular federal income tax liability and a California income tax liability upon the exercise of the Option. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the Exercise Price. The Company will be required to withhold from Optionee's compensation or collect from Optionee and pay to the applicable taxing authorities an amount equal to a percentage of this compensation income at the time of exercise.

         (b) Disposition of Shares. If the Shares are held for at least twelve months after the date of the transfer of the Shares pursuant to the exercise of this Option, any gain realized on disposition of the Shares will be treated as long term capital gain for federal and California income tax purposes.

10. Interpretation. Any dispute regarding the interpretation of this agreement will be submitted by Optionee or the Company to the Compensation Committee which will review the dispute at its next regular meeting. The resolution of the dispute by Compensation Committee will be final and binding on the Company and on Optionee.

11. Modification, Extensions and Renewal. The Compensation Committee shall have the power to modify, extend or renew this Option and to authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of Optionee, impair any rights under any Option previously granted.

12. Stock Ownership. Optionee shall not have any of the rights of a shareholder with respect to any Shares subject to this Option until the Option is properly exercised. No adjustment shall be made for dividends or distributions or other rights for which the record date is prior to such date, except as provided in this Grant.

13. Adjustment of Option Shares. In the event that the number of outstanding shares of common stock of the Company is changed by a stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company without additional consideration, the number of shares subject to this Option and the exercise price per Share of this Option shall be proportionately adjusted, subject to any required action by the Board of Directors or shareholders of the Company and compliance with applicable securities laws; provided, however, that no certificate or scrip representing fractional shares shall be issued upon exercise of this Option and any resulting fractions of a Share shall be ignored; and provided further that the exercise price may not be decreased to below the par value, if any, for the Shares.

14.      Assumption of Options by Successors.

         14.1 Assumption or Substitution. In the event of a dissolution or liquidation of the Company, a merger in which the Company is not the surviving corporation, or the sale of substantially all of the assets of the Company, this Option shall accelerate and become exercisable in full prior to the consummation of such dissolution, liquidation, merger or sale of assets at such times and on such conditions as the Compensation Committee shall determine unless the successor corporation assumes the outstanding Options or substitutes substantially equivalent options.

         14.2 Additional Provisions. Subject to the foregoing provisions of this Section 14, in the event of the occurrence of any transaction described in Section 14.1, this Option shall be treated as provided in the applicable agreement or plan of merger, consolidation, dissolution, liquidation, sale of assets or other "corporate transaction".

15. Certain Definitions. As used in this Grant, the following terms shall have the following meanings:

         15.1 "Affiliate" means any corporation that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, another corporation, where "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to cause the direction of the management and policies of the corporation, whether through the ownership of voting securities, by contract or otherwise.

         15.2 "Compensation Committee" shall mean the Board of Directors of the Company or any committee of the Board appointed to administer the Company's 1987 Stock Option Plan or any successor thereto.

         15.3 "Fair Market Value" shall mean the fair market value of the Shares as determined by the Compensation Committee from time to time in good faith. If a public market exists for the Shares, the Fair Market Value shall be the average of the last reported bid and asked prices for common stock of the Company on the last trading day prior to the date of determination or, in the event the common stock of the Company is listed on a stock exchange or on the NASDAQ National Market System, the Fair Market Value shall be the closing price on such exchange or quotation system on the last trading day prior to the date of determination (or the average closing price over the number of consecutive working days preceding the date of determination as the Company's Board of Directors shall deem appropriate).

         15.4 "Parent" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, at the time of the granting of the Option, each of such corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

         15.5 "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

16. Entire Agreement. The Notice and Agreement attached as Exhibit A are incorporated by reference. This Grant and the Notice and Agreement constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

                                        Sierra On-Line, Inc.

                                        By:
                                           -------------------------------------
                                        Its:
                                            ------------------------------------

                                ACCEPTANCE FORM


         I hereby acknowledge receipt of a copy of the Grant. I represent that I have read and understand the terms and provisions contained therein, and accept this Nonqualified Stock Option Grant to purchase 20,000 shares at a price of $10.75 over ten (10) years beginning March 31, 1994, subject to all the terms and provisions of the Grant.

         I acknowledge that there may be adverse tax consequences upon exercise of this Option or disposition of the Shares and that I should consult a tax adviser prior to the exercise or disposition.



                                            ------------------------------------
                                                     Kenneth A. Williams

                                   EXHIBIT A


                   STOCK OPTION EXERCISE NOTICE AND AGREEMENT


Sierra On-Line, Inc.
P.O. Box 485
Coarsegold, CA 93614
Attention:    Stock Option Administrator


1. Exercise of Option. The undersigned (Optionee) hereby elects to exercise Optionee's option to purchase 20,000 shares of the common stock (Shares) of Sierra On-Line, Inc. (Company) under Stock Option Grant dated March 31, 1993 (Option).

2. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Option and agrees to abide by and be bound by its terms and conditions.

3. Market Standoff Agreement. Optionee agrees in connection with any registration of the Company's securities that, upon the request of the Company or the underwriters managing any public offering of the Company's securities, Optionee will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for a period of time (not to exceed 180 days) from the effective date of such registration as the Company or the underwriters may specify for employee shareholders generally.

4. Stop-Transfer Notices. Optionee understands and agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

5. Tax Consequences. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee's purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants(s) Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

6. Delivery of Payment. Optionee herewith delivers to the company the aggregate purchase price of the Shares that Optionee has elected to purchase and has made provision for the payment of any federal or state withholding taxes required to be paid or withheld by the Company.

7. Entire Agreement. The Grant is incorporated herein by reference. This Agreement and the Grant constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and is governed by California law except for that body of law pertaining to conflict of laws.

Submitted by:                               Accepted by:

OPTIONEE:                                   SIERRA ON-LINE, INC.

                                            By
----------------------------------            ----------------------------------
                                            Its
                                               ---------------------------------
Address:
        --------------------------

        --------------------------
Dated:                                      Dated:
      ----------------------------                ------------------------------